Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF PERRIGO COMPANY PLC

On April 29, 2022, Perrigo Company PLC (“Perrigo” or the “Company”) consummated the acquisition of Héra SAS (“Héra”), a leading global consumer self-care company, from funds affiliated with private equity firm Astorg and Goldman Sachs Asset Management (the “Acquisition”) in an all-cash transaction. Per the Securities Sale Agreement (the “Acquisition Agreement”), Perrigo acquired the entire share capital of Héra for an aggregate purchase price of approximately $1.95 billion. This includes the acquisition of HRA NewCo S.à.r.l., Héra Manco 1, Héra Manco 2, and Héra Manco 3 (collectively referred to as the “Holding Entities”) securities. Additionally, as part of the Acquisition, Perrigo funded the repurchase of Héra’s convertible bonds for cash and subsequently recapitalized the bonds into the equity of Héra. In connection with the Acquisition, on April 20, 2022, the Company obtained $2,600 million of new financing, comprising an undrawn $1,000 million 5-year revolving credit facility (the “New Revolving Facility”), a $500 million 5-year term loan A facility (the “New Term Loan A Facility”), and a $700 million 7-year term loan B facility and $400 million 7-year term loan B delayed-draw facility (collectively, the “New Term Loan B Facility” and, together with the New Term Loan A Facility, the “New Term Loan Facilities”). The New Term Loan Facilities together with the New Revolving Facility are collectively referred to as the “New Senior Secured Credit Facilities”), the proceeds of which, together with cash on hand, were used to finance the Acquisition and to refinance certain existing indebtedness of the Parent and its subsidiaries (the “Refinancing”). The Acquisition, the New Senior Secured Credit Facilities, and the Refinancing are collectively referred to as the “Pro Forma Transactions.”

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended, in order to give effect to the Pro Forma Transactions, inclusive of:

•	the conversion of Héra’s historical financial statements from Euros to U.S. Dollars;

•

the conversion of Héra’s historical financial statements prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (the “IASB”) to U.S. Generally Accepted Accounting Principles (“GAAP”);

•	certain reclassifications to conform Héra’s historical financial statement presentation to Perrigo’s presentation;

•

application of the acquisition method of accounting under the provisions of ASC 805, and to reflect the aggregate purchase consideration of approximately $1.95 billion in exchange for 100% of Héra’s and the Holding Entities’ share capital;

•	the New Senior Secured Credit Facilities arrangements that were entered into in connection with the Acquisition and the Refinancing; and

•	transaction costs in connection with the Acquisition.

The following unaudited pro forma condensed combined financial information and related notes have been derived from and should be read in conjunction with (i) the historical consolidated financial statements of Perrigo and the related notes included in Perrigo’s Annual Report on Form 10-K for the year ended December 31, 2021 which was filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2022, and (ii) the audited consolidated financial statements of Héra and the related notes as of and for the year ended December 31, 2021 included as Exhibit 99.1 in Perrigo’s Current Report on Form 8-K/A. The Holding Entities have no material assets or results of operations; therefore, the Holding Entities’ historical financial information is not included in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 gives effect to the Pro Forma Transactions as if they occurred or had become effective on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2021 gives effect to the Pro Forma Transactions as if they occurred or had become effective on January 1, 2021. Further information is provided in Note 1 to this unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information and related notes are being provided for illustrative purposes only and do not purport to represent what the Company’s actual results of operations or financial position would have been had the Pro Forma Transactions been completed on the dates indicated, nor are they necessarily indicative of the Company’s future results of operations or financial position as of any future date or for any future period. Future results may vary significantly from the results reflected due to various factors, including those discussed in Part I, Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

The pro forma adjustments are based upon available information and certain assumptions as described in the accompanying notes to the unaudited pro forma condensed combined financial information which management believes are reasonable under the circumstances. Actual results are likely to differ from these assumptions and these differences may be material. In addition, the unaudited pro forma combined financial information does not reflect any expected cost savings, operating synergies or revenue enhancements that the combined entity may achieve as a result of the Acquisition or the costs necessary to achieve any such cost savings, operating synergies or revenue enhancements. However, there can be no assurance that any of the expected cost savings, operating synergies or revenue enhancements, or other benefits of the Acquisition expected by management, will be achieved.

The unaudited pro forma condensed combined financial information has been prepared by us using the acquisition method of accounting in accordance with GAAP. Perrigo has been treated as the acquirer in the Acquisition for accounting purposes.

The valuations of the assets acquired and liabilities assumed are preliminary and have not yet been finalized as of the date of this filing. Accordingly, the purchase price allocation is preliminary and subject to change, including the valuation of intangible assets, income taxes and goodwill, among other items. The final purchase price allocation may be materially different than the preliminary purchase price allocation presented in the unaudited pro forma combined financial information. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the total purchase price allocated to goodwill and other assets and liabilities and may impact the combined company’s balance sheet and statement of income. As a result of the foregoing, the pro forma adjustments related to the Acquisition are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information.

Perrigo Company PLC

Unaudited Pro Forma Condensed Combined Balance Sheet

As of 12/31/2021

(In millions)

		Hera SAS					Transaction Accounting Adjustments
	Historical Perrigo Company PLC	Historical U.S. Dollars (IFRS)[1]	Pro Forma Conversion Adjustments (Note 3)			Pro Forma (U.S. GAAP)	Financing & Re-Financing Adjustments (Note 4)			Acquisition Adjustments (Note 6)			Pro Forma Condensed Combined
Assets
Cash and cash equivalents	$1,864.9	$46.2	$—			$46.2	$585.7	a	)	$(2,001.7)	a	)	$495.1
Accounts receivable, net	652.9	63.0				63.0							715.9
Inventories	1,020.2	25.8				25.8				15.7	b	)	1,061.7
Prepaid expenses and other current assets	305.8	25.1				25.1				3.1	g	)	334.0
Current assets held for sale	16.1	—				—							16.1

Total current assets	3,859.9	160.1	—			160.1	585.7			(1,982.9)			2,622.8
Property, plant and equipment, net	864.1	3.8				3.8							867.9
Operating lease assets	166.9	9.9	0.8	a	)	10.7							177.6
Goodwill and indefinite-lived intangible assets	3,004.7	602.2				602.2				156.3	c), e)		3,763.2
Definite-lived intangible assets, net	2,146.1	585.1	(41.9)	b	)	543.2				885.5	d	)	3,574.8
Deferred income taxes	6.5	0.5	(0.1)	c	)	0.4							6.9
Other non-current assets	377.5	0.9				0.9	5.5	b	)				383.9

Total non-current assets	6,565.8	1,202.4	(41.2)			1,161.2	5.5			1,041.8			8,774.3

Total assets	10,425.7	1,362.5	(41.2)			1,321.3	591.2			(941.1)			11,397.1

Liabilities and Shareholders’ Equity
Accounts payable	411.2	41.5				41.5							452.7
Payroll and related taxes	118.5	11.6				11.6							130.1
Accrued customer programs	125.6	—				—							125.6
Other accrued liabilities	279.4	21.7	(0.1)	a	)	21.6							301.0
Accrued income taxes	16.5	0.7				0.7				(3.8)	g	)	13.4
Current indebtedness	603.8	—				—	(582.4)	c	)				21.4
Current liabilities held for sale	32.9	—				—							32.9

Total current liabilities	1,587.9	75.5	(0.1)			75.4	(582.4)			(3.8)			1,077.1

Long-term debt, less current portion	2,916.7	958.3				958.3	1,184.8	d	)	(958.3)	f	)	4,101.5
Deferred income taxes	239.3	110.7	(10.7)	c	)	100.0				246.2	g	)	585.5
Other non-current liabilities	530.1	11.9	(0.3)	a	)	11.6							541.7

Total non-current liabilities	3,686.1	1,080.9	(11.0)			1,069.9	1,184.8			(712.1)			5,228.7

Total liabilities	5,274.0	1,156.4	(11.1)			1,145.3	602.4			(715.9)			6,305.8

Shareholders’ equity
Controlling interests:
Preferred shares	—	36.5				36.5				(36.5)	h	)	—
Ordinary shares	7,043.2	368.1				368.1				(368.1)	h	)	7,043.2
Accumulated other comprehensive income	35.5	0.5				0.5				(0.5)	h	)	35.5
Retained earnings (accumulated deficit)	(1,927.0)	(199.1)	(30.1)	a	), b), c)	(229.2)	(11.2)	e	)	179.9	h	)	(1,987.5)
Noncontrolling interests	—	0.1				0.1				—	h	)	0.1

Total shareholders’ equity	5,151.7	206.1	(30.1)			176.0	(11.2)			(225.2)			5,091.3

Total liabilities and shareholders’ equity	10,425.7	1,362.5	(41.2)			1,321.3	591.2			(941.1)			11,397.1

1)	Reflects mapping and reclassification adjustments to conform to Perrigo presentation. Refer to Note 2 for further detail.

See accompanying notes to combined company unaudited pro forma condensed combined financial information.

Perrigo Company PLC

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2021

(In millions, except per share data)

		Héra SAS					Transaction Accounting Adjustments
	Historical Perrigo Company PLC	Historical U.S. Dollars (IFRS)[1]	Pro Forma Conversion Adjustments (Note 3)			Pro Forma (U.S. GAAP)	Financing & Re-Financing Adjustments (Note 4)			Acquisition Adjustments (Note 7)			Pro Forma Condensed Combined
Net sales	$4,138.7	$303.4	$—			$303.4				$—			$4,442.1
Cost of sales	2,722.5	86.2				86.2				15.7	a	)	2,824.4

Gross profit	1,416.2	217.2	—			217.2	—			(15.7)			1,617.7

Operating expenses:
Distribution	93.0	—				—							93.0
Research and development	122.0	14.2	12.2	b	)	26.4							148.4
Selling	536.4	90.4				90.4							626.8
Administration	482.0	41.7	0.4	a	)	42.1	2.9	d	)	101.1	b	)	628.1
Impairment charges	173.1	—				—							173.1
Restructuring	16.9	—				—							16.9
Other operating expense (income)	(417.6)	(0.4)	(1.5)	b	)	(1.9)				56.2	c	)	(363.3)

Total operating expenses	1,005.8	145.9	11.1			157.0	2.9			157.3			1,323.0

Operating income	410.4	71.3	(11.1)			60.2	(2.9)			(173.0)			294.7

Change in financial assets	—	1.4				1.4				—			1.4
Interest expense, net	125.0	66.3	(0.2)	a	)	66.1	55.8	a	)	(66.1)	d	)	180.8
Other (income) expense, net	26.7	3.9				3.9							30.6
Loss on extinguishment of debt	—	—				—	8.3	b	)				8.3

Income from continuing operations before income taxes	258.7	(0.3)	(10.9)			(11.2)	(67.0)			(106.9)			73.6
Income tax expense	389.6	3.4	(3.0)	c	)	0.4	1.8	c	)	(22.0)	e	)	369.8

Net income (loss) from continuing operations	(130.9)	(3.7)	(7.9)			(11.6)	(68.8)			(84.9)			(296.2)

Non-controlling interests	—	0.1				0.1				—			0.1

Net income (loss) attributable to Perrigo Company PLC	(130.9)	(3.6)	(7.9)			(11.5)	(68.8)			(84.9)			(296.1)

Earnings (loss) per share
Basic	(0.98)										f	)	(2.22)
Diluted	(0.98)										f	)	(2.22)
Weighted-average shares outstanding
Basic	133.6												133.6
Diluted	133.6												133.6

1)	Reflects mapping and reclassification adjustments to conform to Perrigo presentation. Refer to Note 2 for further detail.

See accompanying notes to combined company unaudited pro forma condensed combined financial information.

NOTES TO COMBINED COMPANY UNAUDITED PRO

FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of pro forma presentation

The accompanying unaudited pro forma condensed combined financial information and related notes were prepared by Perrigo in connection with the Acquisition, the New Senior Secured Credit Facilities and the Refinancing.

Perrigo’s historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. Dollars. Héra’s historical financial statements were prepared in accordance with IFRS as issued by the IASB and presented in Euros. There were no material transactions nor any balances between Perrigo and Héra as of and for the year ended December 31, 2021. As discussed in Note 2, the historical Héra financial statements have been converted from Euros to U.S. Dollars, and certain reclassifications have been made to align Héra’s financial statement presentation with that of Perrigo.

Refer to the table below for the exchange rates used throughout the unaudited pro forma condensed combined financial information. Héra’s historical financial statements and reclassification adjustments were translated from Euros to U.S. Dollars using the period-end rate for the unaudited pro forma condensed combined balance sheet and a historical average rate during the period presented for the unaudited pro forma condensed combined statement of operations.

		U.S. Dollars/Euro
Year ended December 31, 2021	Average spot rate	1.1829
As of December 31, 2021	Period-end spot rate	1.1371

As stated above, the accompanying unaudited pro forma combined financial information and related notes were prepared using the acquisition method of accounting in accordance with ASC 805. Under ASC 805, generally all assets acquired and liabilities assumed are recorded at their acquisition date fair value. ASC 820, “Fair Value Measurement” (“ASC 820”) defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances. For pro forma purposes, the fair value of Héra’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill.

Assets acquired and liabilities assumed in a business combination that arise from contingencies must be recognized at fair value if the fair value can be reasonably estimated. If the fair value of an asset or liability that arises from a contingency cannot be determined, the asset or liability would be recognized in accordance with ASC 450, “Disclosure of Certain Loss Contingencies” (“ASC 450”). If the fair value is not determinable and the ASC 450 criteria is not met, no asset or liability would be recognized.

Héra’s historical financial statements have been converted from IFRS to U.S. GAAP to align Héra’s accounting policies with that of Perrigo. Based on the analysis completed to date, management is not aware of any other material differences between the accounting policies of the two companies that would continue to exist subsequent to the application of purchase accounting. During the measurement period, Perrigo will complete its review of Héra’s accounting policies in order to determine if any additional differences in accounting policies require further adjustment of Héra’s results of operations or adjustment of assets or liabilities to conform to Perrigo’s accounting policies and classifications. As a result, Perrigo may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on this unaudited pro forma condensed combined financial information. Additionally, management has included certain reclassification adjustments for consistency in presentation as indicated in the subsequent notes.

2. Historical Héra Financial Information Reclassifications

As part of preparing the unaudited pro forma condensed combined financial information, management performed an analysis of Héra’s financial information to identify any differences in financial statement presentation as compared to the presentation of the Company.

Refer to the table below for a summary of the identified reclassification adjustments to present Héra’s consolidated statement of financial position as of December 31, 2021 to conform presentation to that of Perrigo’s.

Héra SAS Historical Statement of Financial Position Line Items	Perrigo Company PLC Historical Consolidated Balance Sheet Line Items	Héra SAS Historical Financial Position (Euro)	Reclassification		Héra SAS Adjusted Historical Financial Position (Unaudited) (Euro)	Héra SAS Adjusted Historical Financial Position (Unaudited) (USD)
(in millions)
Cash and cash equivalents	Cash and cash equivalents	€40.6	€—		€40.6	$46.2
Other receivables		11.1	(11.1)	a), b)	—	—
Trade and other receivables		53.6	(53.6)	a)	—	—
	Accounts receivable, net	—	55.4	a)	55.4	63.0
Stocks and work in progress	Inventories	22.7	—		22.7	25.8
Current tax assets		10.2	(10.2)	b)	—	—
Derivative asset instruments - Current portion		0.1	(0.1)	b)	—	—
Financial assets - Current portion		—	—	b)	—	—
Prepayments		2.6	(2.6)	b)	—	—
	Prepaid expenses and other current assets	—	22.1	b)	22.1	25.1
Tangible assets	Property, plant and equipment, net	3.3	—		3.3	3.8
Usage rights under leasing contracts	Operating lease assets	8.7	—		8.7	9.9
Goodwill	Goodwill and indefinite-lived intangible assets	529.6	—		529.6	602.2
Intangible assets	Definite-lived intangible assets, net	514.5	—		514.5	585.1
Deferred taxes - Assets	Deferred income taxes - asset	30.6	(30.2)	f)	0.4	0.5
Financial assets - Non-current portion	Other non-current assets	0.8	—		0.8	0.9
Trade and other payables		33.2	(33.2)	c)	—	—
	Accounts payable		36.5	c)	36.5	41.5
Other debts - Current portion		28.4	(28.4)	c), d), e)	—	—
	Payroll and related taxes	—	10.2	d)	10.2	11.6
	Accrued customer programs	—	—		—	—
Deferred income - Current portion		0.1	(0.1)	e)	—	—
Derivative liability instruments - Current portion		1.0	(1.0)	e)	—	—
Provisions - Current portion		0.8	(0.8)	e)	—	—
Leasing debts - Current portion		2.3	(2.3)	e)	—	—
	Other accrued liabilities	—	19.1	e)	19.1	21.7
Current tax liabilities	Accrued income taxes	0.6	—		0.6	0.7
Borrowings and financial debts - Current portion		—	—		—	—
	Current indebtedness	—	—		—	—
Borrowings and financial debts - Non-current portion	Long-term debt, less current portion	842.7	—		842.7	958.3
Deferred taxes - Liabilities	Deferred income taxes - liability	127.5	(30.2)	f)	97.3	110.7
Provisions for employee benefits		2.4	(2.4)	g)	—	—
Leasing debts - Non-current portion		7.4	(7.4)	g)	—	—
Deferred income - Non-current portion		0.7	(0.7)	g)	—	—
	Other non-current liabilities	—	10.5	g)	10.5	11.9
Share capital		35.9	(35.9)	h), i)	—	—
Share premium		319.9	(319.9)	i)	—	—
	Preferred shares		32.1	h)	32.1	36.5
	Ordinary shares		323.7	i)	323.7	368.1
Consolidated reserves - Group share		(171.6)	171.6	j), k)	—	—
	Accumulated other comprehensive income		0.4	j)	0.4	0.5
Profit or loss for the financial year - Group share		(3.2)	3.2	k)	—	—
	Retained earnings (accumulated deficit)	—	(175.2)	k)	(175.2)	(199.1)
Non-controlling interests	Noncontrolling interests	0.1	—		0.1	0.1

Tickmark Legend:

a)

Represents a €1.9 million reclassification of Other receivables and €53.6 million reclassification of Trade and other receivables to Accounts receivable, net in order to conform to Perrigo’s presentation.

b)

Represents a €9.2 million reclassification of Other receivables, €10.2 million reclassification of Current tax assets, €0.1 million reclassification of Derivative asset instruments - Current portion, and €2.6 million reclassification of Prepayments to Prepaid expenses and other current assets in order to conform to Perrigo’s presentation.

c)

Represents a €33.2 million reclassification of Trade and other payables and €3.3 million reclassification of Other debts - Current portion to Accounts payable in order to conform to Perrigo’s presentation.

d)	Represents a €10.2 million reclassification of Other debts - Current portion to Payroll and related taxes in order to conform to Perrigo’s presentation.

e)

Represents a €14.9 million reclassification of Other debts - Current portion, €0.1 million reclassification of Deferred income - Current portion, €1.0 million reclassification of Derivative liability instruments - Current portion, €0.8 million reclassification of Provisions - Current portion, and €2.3 million reclassification of Leasing debts - Current portion to Other accrued liabilities in order to conform to Perrigo’s presentation.

f)	Represents a €30.2 million reclassification of Deferred taxes - Assets to Deferred taxes - Liabilities for jurisdictional netting in order to conform to Perrigo’s presentation.

g)

Represents a €2.4 million reclassification of Provisions for employee benefits, €7.4 million reclassification of Leasing debts - Non-current portion, and €0.7 million reclassification of Deferred income - Non-current portion to Other non-current liabilities in order to conform to Perrigo’s presentation.

h)	Represents a €32.1 million reclassification of Share capital to Preferred shares in order to conform to Perrigo’s presentation.

i)	Represents a €3.8 million reclassification of Share capital and a €319.9 million reclassification of Share premium to Ordinary shares in order to conform to Perrigo’s presentation.

j)	Represents a €0.4 million reclassification of Consolidated reserves - Group share to Accumulated other comprehensive income in order to conform to Perrigo’s presentation.

k)

Represents a €172.0 million reclassification of Consolidated reserves - Group share and €3.2 million reclassification of Profit or loss for the financial year - Group share to Retained earnings (accumulated deficit) in order to conform to Perrigo’s presentation.

Refer to the table below for a summary of the identified reclassification adjustments to present Héra’s consolidated statement of profit and loss for the year ended December 31, 2021 to conform presentation to that of Perrigo’s.

Héra SAS Historical Statement of Profit and Loss Line Items	Perrigo Company PLC Historical Combined Statement of Operations Line Items	Héra SAS Historical Statement of Profit and Loss (Euro)	Reclassification		Héra SAS Adjusted Historical Statement of Profit and Loss (Unaudited) (Euro)	Héra SAS Adjusted Historical Statement of Profit and Loss (Unaudited) (USD)
(in millions)
Turnover		€255.9	€(255.9)	l)	€—	$—
Other income from operations		0.6	(0.6)	l)	—	—
	Net sales	—	256.5	l)	256.5	303.4
Costs of sales		73.7	(73.7)	m), o), p)	—	—
	Cost of sales	—	72.9	m)	72.9	86.2
	Other operating expense (income)	—	(0.3)	n)	(0.3)	(0.4)
Marketing and sales costs		77.8	(77.8)	m), o), p)	—	—
	Selling	—	76.4	p)	76.4	90.4
General and administrative costs		33.9	(33.9)	o), n), q)	—	—
	Administration	—	35.2	q)	35.2	41.7
Research and development costs		9.1	(9.1)	n), o)	—	—
	Research and development	—	12.0	o)	12.0	14.2
Other operating revenues		1.9	(1.9)	n)	—	—
Other operating expenses		2.2	(2.2)	n), q)	—	—
Other expenses		4.7	(4.7)	o), m), n), r)	—	—
Other income		0.1	(0.1)	r)	—	—
Financial revenues		2.2	(2.2)	r), s), t)	—	—
Financial expenses		59.6	(59.6)	r), s), t)	—	—
	Interest expense, net	—	56.1	s)	56.1	66.3
	Change in financial assets	—	1.2	t)	1.2	1.4
	Other (income) expense, net	—	3.3	r)	3.3	3.9
Income / (expenses) from taxation	Income tax expense	2.9	—		2.9	3.4
Non-controlling interests	Non-controlling interests	0.1	—		0.1	0.1

Tickmark Legend:

l)	Represents a €255.9 million reclassification of Turnover and €0.6 million reclassification of Other income from operations to Net sales to conform to Perrigo’s presentation.

m)

Represents a €72.5 million reclassification of Héra Costs of sales, €0.3 million reclassification of Marketing and sales costs, and €0.1 million reclassification of Other expenses to Perrigo Cost of sales to conform to Perrigo’s presentation.

n)

Represents a €1.0 million reclassification of General and administrative costs, €(0.5) million reclassification of Research and development costs, €(1.9) million reclassification of Hera Other operating revenues, €(0.1) million reclassification of Hera Other operating expenses, and €1.2 million reclassification of Other expenses to Perrigo Other operating expense (income) to conform to Perrigo’s presentation.

o)

Represents a €0.2 million reclassification of Costs of sales, €2.1 million reclassification of Marketing and sales costs, €0.1 million reclassification of General and administrative costs, and €9.6 million reclassification of Héra Research and development costs to Perrigo Research and development to conform to Perrigo’s presentation.

p)	Represents a €1.0 million reclassification of Costs of sales and €75.4 million reclassification of Marketing and sales costs to Selling to conform to Perrigo’s presentation.

q)	Represents a €32.8 million reclassification of General and administrative costs and €2.4 million reclassification of Other operating expenses to Administration to conform to Perrigo presentation.

r)

Represents a €3.4 million reclassification of Other expenses, €(0.1) million reclassification of Other income, €(2.2) million reclassification of Financial revenues, and €2.2 million reclassification of Financial expenses to Other (income) expenses, net to conform to Perrigo’s presentation.

s)	Represents a €56.1 million reclassification of Financial expenses to Interest expense, net to conform with Perrigo’s presentation.

t)	Represents a €1.2 million reclassification of Financial expenses to Change in financial assets to conform with Perrigo’s presentation.

3. IFRS to U.S. GAAP Conversion adjustments

Héra’s historical consolidated statement of financial position as of December 31, 2021 and statement of profit and loss for the year ended December 31, 2021 have been prepared in accordance with IFRS as issued by the IASB, which differs in certain material respects from U.S. GAAP. During the preparation of this unaudited pro forma condensed combined financial information, management performed a preliminary analysis of Héra’s financial information to identify differences between IFRS and U.S. GAAP, and differences in accounting policies compared to those of Perrigo. The Company’s assessment is ongoing; however, at the time of preparing the unaudited pro forma condensed combined financial information, other than the adjustments made herein, the Company is not aware of any other material differences. Management will complete its review of Héra’s financial information in order to determine if additional differences exist between IFRS and U.S. GAAP or if additional differences in accounting policies require adjustment to or reclassification of Héra’s results to conform to Perrigo’s accounting policies and classifications as required by acquisition accounting rules. Upon completion of its review, management may identify differences that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

Adjustments are initially calculated in Euros and translated to U.S. Dollars based on the exchange rates detailed in Note 1. Refer to the table below for a summary of IFRS to US GAAP conversion adjustments and associated tax adjustments made to present Héra’s consolidated statement of financial position as of December 31, 2021, on a basis consistent with that of Perrigo’s consolidated balance sheet:

Statement of Financial Position				Pro Forma Conversion
As of December 31, 2021	(a)	(b)	(c)	Adjustments
Operating lease assets	0.8	—	—	0.8
Definite-lived intangible assets, net	—	(41.9)	—	(41.9)
Deferred income taxes - asset	—	—	(0.1)	(0.1)
Other accrued liabilities	(0.1)	—	—	(0.1)
Other non-current liabilities	(0.3)	—	—	(0.3)
Deferred income taxes - liability	—	—	(10.7)	(10.7)
Retained earnings (accumulated deficit)	1.2	(41.9)	10.6	(30.1)

Refer to the table below for a summary of IFRS to US GAAP conversion adjustments and associated tax adjustments made to present Héra’s consolidated statement of profit and loss for the year ended December 31, 2021, on a basis consistent with that of Perrigo’s consolidated statement of operations:

Statement of Profit and Loss				Pro Forma Conversion
For the year ended December 31, 2021	(a)	(b)	(c)	Adjustments
Research and development	—	12.2	—	12.2
Administration	0.4	—	—	0.4
Other operating expense (income)	—	(1.5)	—	(1.5)
Interest expense, net	(0.2)	—	—	(0.2)
Income tax expense	—	—	(3.0)	(3.0)

Tickmark Legend:

a)

Represents an adjustment to Héra’s lease arrangements to classify leases as operating leases under U.S. GAAP by adjusting the right-of-use assets, lease liabilities, and related depreciation and interest expense recognized. Under IFRS all leases were accounted for as finance leases. The pro forma impact to Héra’s condensed consolidated financial position resulted in an increase to the right-of-use assets, presented in Operating lease assets, of $0.8 million and a decrease in lease liabilities, presented in Other accrued liabilities and Other non-current liabilities, of $0.1 million and $0.3 million, respectively. The income statement is adjusted to reflect straight line rent expense by an increase of $0.4 million to the historical amortization of the right-of-use asset recorded in Administration and a decrease of $0.2 million of historical interest expense resulting from finance leases which is not recognized for operating leases.

b)

Represents an adjustment to reduce Héra’s capitalized development and marketing authorization costs, which are capitalized under IFRS when certain criteria are met. Under U.S. GAAP research and development costs are generally expensed as incurred. The pro forma impact to Héra’s condensed consolidated financial position is a reduction of capitalized development costs of $41.9 million. The net impact to Héra’s pro forma condensed consolidated statement of profit and loss for the year ended December 31, 2021, includes a $12.2 million net increase to research and development expenses and $1.5 million net decrease to other operating expense (income) for costs incurred during the year ended December 31, 2021, offset by historical amortization expense related to capitalized costs.

c)

Represents an adjustment for the income tax impact of the conversion adjustments using an estimated rate of 25.83%. The pro forma impact to Héra’s condensed consolidated financial position resulted in a decrease to deferred income tax assets and $0.1 million and a decrease to deferred income tax liabilities of $10.7 million, respectively. The net impact to Héra’s pro forma condensed consolidated statement of profit and loss for the year ended December 31, 2021, is a decrease to income tax expense of $3.0 million.

4. New Senior Secured Credit Facilities and Refinancing

Acquisition consideration

The Acquisition Agreement provides for purchase consideration of €964.5 million in cash, subject to certain customary purchase price adjustments and conditional fees. Further, Perrigo funded the repurchase of Héra’s convertible bonds for an estimated purchase price of €385.3 million, including accrued interest, and repaid Héra’s existing third-party indebtedness and shareholder receivable, which was €495.2 million as of the consummation of the Acquisition.

Substantially concurrently with the consummation of the Acquisition, Perrigo refinanced outstanding indebtedness under its existing term loan and revolving credit facility. The New Senior Secured Credit Facilities are comprised of the $500 million New Term Loan A Facility, the $1,100 million New Term Loan B Facility, and the $1,000 million New Revolving Facility.

Use of proceeds

The Company used the net proceeds of the New Senior Secured Credit Facilities, as well as cash on hand, to finance the Acquisition and the Refinancing and pay related fees and expenses. The Company expects to use future borrowings under the New Revolving Credit Facility for ongoing working capital and general corporate purposes. There were no borrowings under the New Revolving Credit Facility.

Pro forma adjustments

The Company incurred fees of $30.2 million that were capitalized in connection with securing the New Senior Secured Credit Facilities. The fees associated with the New Term Loan A Facility and New Term Loan B Facility were recorded as a direct reduction to the debt balance and amortized to interest expense using the effective interest method. The fees associated with the New Revolving Facility were recorded as an Other non-current asset and will be amortized to interest expense on a straight-line basis.

The Company incurred approximately $2.9 million of one-time costs in connection with securing the New Senior Secured Credit Facilities. The costs were reflected as an adjustment to Administration expenses within the unaudited pro forma condensed statement of operations.

Pro forma adjustments to recognize the New Senior Secured Credit Facilities and reflect the refinancing of the existing credit facilities, including related interest expense and amortization of related financing costs classified as interest expense are summarized in the tables below. The Company performed the analysis required by ASC 470 and as a result recognized a loss on the extinguishment of existing credit facilities of $8.3 million. The Company was also required to pay a make-whole premium of approximately $12.1 million in connection with the redemption of the 2023 Notes, which has been reflected in the net adjustment for the Loss on extinguishment of debt. The actual extinguishment loss recorded by the Company in its financial statements may be different than the amount reflected in this unaudited proforma condensed combined financial information.

The New Term Loan A Facility bears interest at the 1-month CME Term-SOFR plus an Applicable Margin of 1.75% or 2.00% depending on the Company’s Total Net Leverage Ratio as defined in its credit agreements. The effective interest rate used in calculating pro forma adjustments for the New Term Loan A Facility is 4.74%, inclusive of amortization of deferred debt issuance costs. The New Term Loan A Facility also requires quarterly payments of 0.625% of the aggregate principal balance for the first year subsequent to issuance and quarterly payments equal to 1.25% of the aggregate principal balance each quarter thereafter. The New Term Loan B Facility bears interest at the 1-month CME Term-SOFR rate plus an Applicable Margin of 2.25% or 2.50% depending on the Company’s Total Net Leverage Ratio. The effective interest rate used in calculating pro forma adjustments for the New Term Loan B Facility is 4.79%, inclusive of amortization of the original issue discount and deferred debt issuance costs. The New Term Loan B Facility also requires quarterly payments equal to 0.25% of the aggregate principal balance. There is a commitment fee on the unused portion of the Revolving Credit Facility which ranges from 0.175% to 0.250% depending on the Company’s Total Net Leverage Ratio as defined in its credit agreements. Interest expense as reflected within the unaudited pro forma condensed combined statement of operations has been calculated based on the agreed upon contractual terms.

In conjunction with the New Term Loan A Facility, the Company executed a float-to-fixed interest rate swap for a notional amount of $487.5 million which matures on December 31, 2022. The fixed interest rate of this swap, inclusive of the Applicable Margin in effect at inception of the New Term Loan A Facility, is 4.19%. The Company also executed several float-to-fixed interest rate swaps with an aggregate notional amount of $387.5 million, which are effective on January 1, 2023 and mature in connection with the maturity of the New Term Loan A Facility. The weighted average interest rate of these swaps, inclusive of the Applicable Margin in effect at inception of the New Term Loan A Facility, is 5.24%. Collectively, these swaps are used to fix the 1-month CME Term-SOFR rate on the Company’s New Term Loan A Facility. The Company has designated the above swaps as cash flow hedges for accounting purposes.

In conjunction with the New Term Loan B Facility, the Company executed a float-to-fixed interest rate swap for a notional amount of $1,000 million which matures on December 31, 2022. The fixed interest rate of this swap, inclusive of the Applicable Margin in effect at inception of the New Term Loan B Facility, is 4.40%. The Company also executed several float-to-fixed interest rate swaps with an aggregate notional amount of $812.5 million, which are effective on January 1, 2023 and mature in connection with the maturity of the New Term Loan B Facility. The weighted average interest rate of these swaps, inclusive of the Applicable Margin in effect at inception of the New Term Loan B Facility, is 5.52%. Collectively, these swaps are used to fix the 1-month CME Term-SOFR rate on the Company’s New Term Loan B Facility. The Company has designated the above swaps as cash flow hedges for accounting purposes.

The interest expense reflected in the unaudited pro forma condensed combined statement of operations includes the impact of the hedging activities discussed above. In aggregate, the effective interest rate of the New Term Loan A Facility and New Term Loan B Facility reflected in the unaudited proforma condensed combined financial statements is approximately 4.78%. A 0.125% increase or decrease in the weighted average interest rates on the unhedged portions of the New Term Loan A Facility and the New Term Loan B Facility would result in an increase or decrease of $0.2 million in interest expense for the year ended December 31, 2021.

Description (in millions)			Balance as of December 31, 2021
New Credit Facilities
Proceeds from New Term Loan A Facility			$500.0
Proceeds from New Term Loan B Facility			1,100.0
Less: Capitalized debt issuance costs for New Credit Facilities			(30.2)

New Senior Secured Credit Facilities, net			1,569.8
Credit Facilities Refinanced in Connection with the Transaction
2019 term loan due August 15, 2022			600.0
5% Notes Payable due July 28, 2023			153.5
4% Notes Payable due November 15, 2023			215.6
Write-off of capitalized debt issuance costs, discounts, and premium			4.5

Existing Credit Facilities Refinanced, net			973.6
Reconciliation of current maturities and long-term debt
Net Increase in Debt			602.4
Reduction of current maturities of long-term debt due to credit facilities repaid			(600.0)
Increase in current maturities as a result of the New Senior Secured Credit Facilities			17.6

Net decrease to current maturities of long-term debt	c	)	(582.4)
Net Increase to long-term debt	d	)	1,184.8
Reconciliation of Revolving Credit Facility Fees
Capitalized debt issuance costs for New Revolving Facility			6.2
Write-off of fees associated with existing Revolving Credit Facility			(0.7)

Net change to Revolving Credit Facility Fees	b	)	5.5
Reconciliation of Cash Proceeds
Net Proceeds received from New Senior Secured Credit Facilities			1,569.8
Credit facilities repaid in connection with the Transaction			(969.1)
Make-whole payment in connection with existing credit facilities			(12.1)
Other one-time financing costs			(2.9)

Net Proceeds received from Acquisition Financing and Refinancing Transactions	a	)	$585.7
Reconciliation of Retained Earnings
Loss on Extinguishment of Debt			(8.3)
Other one-time financing costs			(2.9)

Net change to Retained earnings (accumulated deficit)	e	)	(11.2)

Refer to the table below for the adjustment to Interest Expense:

Description (in millions)			Balance as of December 31, 2021
New Credit Facilities
Interest expense			$72.5
Amortization of debt issuance costs			5.2

Total New Senior Secured Credit Facilities			77.7
Removal of Historical Interest Expense of Refinancing Facilities			(21.9)

Interest expense adjustment related to Acquisition Financing and Refinancing Transactions	a	)	$55.8
Loss on Extinguishment of Debt	b	)	$8.3
Income tax expense/(benefit)	c	)	$1.8
Administration expense	d	)	$2.9

5. Purchase price allocation

The Acquisition Agreement provides for purchase consideration of €958.8 million in cash, subject to certain customary purchase price adjustments and conditional fees. Perrigo also funded the repurchase of Héra’s convertible bonds. Refer to the table below for the calculation of the purchase consideration transferred under the Acquisition:

Calculation of purchase consideration (in millions)	Note		Amount
Initial cash purchase price	(i	)	€964.5
Purchase price of Héra convertible bonds (including accrued interest)	(ii	)	385.3
Repayment of Héra Pharma existing indebtedness and shareholder receivable	(iii	)	495.2

Fair value of total purchase consideration in Euros			1,845.0
Foreign exchange rate	(iv	)	1.0545

Fair value of total purchase consideration in USD			$1,945.5

(i)	Reflects the base purchase price of €958,750,000, plus estimated adjustments.

(ii)	Reflects the outstanding amount of Héra’s convertible bonds €212.9 million, plus certain adjustments for compounded and accrued interest.

(iii)	Reflects the Héra’s existing indebtedness and shareholder loans that Perrigo will settle at closing.

(iv)	Exchange ratio used is the Euro to USD period-end spot rate as of April 29, 2022, the closing date of the Acquisition.

As stated above, the unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with ASC 805, with Perrigo as the accounting acquirer. Accordingly, the purchase consideration paid by the Company to complete the Acquisition has been assigned to identifiable assets and liabilities of Héra at fair value as of the most recent year end of December 31, 2021, as shown in the table below. In certain instances in which the Company concluded that the book value approximates fair value, the pro forma adjustment reflects the differences between the book value as of December 31, 2021 and the completion date of the Acquisition. Any estimates and underlying assumptions included in the table below will be revised as additional information becomes available and those changes could be significant. Management expects to finalize accounting for the Acquisition as soon as practicable, but in no event later than one year from closing (in accordance with ASC 805). Prior to the end of the measurement period, if information becomes available that requires material adjustment to the purchase price assignment, such adjustments will be included prospectively.

Description (in millions)	Amount
Current Assets, excluding inventories	$134.3
Inventories	41.5
Property, plant and equipment, net and Operating lease assets	14.5
Definite-lived intangible assets	1,428.7
Goodwill and indefinite-lived intangible assets	758.5
Other non-current assets	0.9
Deferred tax liability	345.8
Total current liabilities	75.4
Other non-current liabilities	11.6
Noncontrolling interests	0.1

Total purchase price	$1,945.5

6. Adjustments to the unaudited pro forma condensed combined balance sheet

Refer to the items below for a reconciliation of the adjustments reflected in the unaudited pro forma condensed combined balance sheet:

a)	Changes in pro forma Cash and cash equivalents balance is calculated as follows:

Description (in millions)	Note	Amount
Purchase price	(i)	$1,945.5
One-time transaction costs	(ii)	46.6
Insurance for representations and warranties		9.6

Pro forma adjustment to Cash and cash equivalents		$(2,001.7)

(i)	Purchase price consideration detailed in table above.

(ii)	One-time transaction costs include a success fee, filing fees, valuation services, anti-trust fees, bonuses paid, accounting, tax and audit services, legal services, and consulting services.

b)	Reflects the removal of historical inventory balance and fair value adjustment to Inventories.

Description (in millions)	Note	Amount
Fair value determination of inventory acquired	(i)	$41.5
Removal of Héra’s historical inventory		(25.8)

Pro forma adjustment to Inventories		$15.7

(i)	The fair value estimate for inventory was determined based on the application of a comparative sales valuation methodology.

c)	Reflects an estimate of fair value of Héra’s net assets to be acquired, and the corresponding adjustment to Goodwill:

Description (in millions)	Note	Amount
Purchase price consideration		$1,945.5
Héra’s net assets to be acquired:
Total current assets, excluding inventories		134.3
Inventories		41.5
Property, plant and equipment, net and Operating lease assets		14.5
Intangible assets, net	(i)	1,496.9
Other non-current assets		0.9
Current liabilities		(75.4)
Deferred income taxes		(345.8)
Other non-current liabilities		(11.6)
Noncontrolling interests		(0.1)

Less: Net assets acquired		(1,255.2)

Goodwill	(ii)	690.3
Less: Héra Historical Goodwill		(602.2)

Pro forma adjustment to Goodwill and indefinite-lived intangible assets	(ii)	$88.1

(i)	Intangible assets, net represents the balance of both the definite-lived intangible assets and indefinite-lived intangible assets acquired based on preliminary estimates of fair value.

(ii)

Goodwill represents the excess of the purchase price of an acquired business over the fair value of assets acquired and liabilities assumed. Goodwill will not be amortized but instead tested for impairment at least annually (or more frequently if indicators of impairment arise). In the event management determines that goodwill has become impaired, the Company will incur an accounting charge for the amount of the impairment during the fiscal quarter in which the determination is made.

d)

Reflects an adjustment to Definite-lived intangible assets-net based on a preliminary fair value assessment. The estimated fair value of intangible assets is preliminary and is determined based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determinations for identifiable intangible assets may differ from the preliminary determination, and such differences could be material.

Description (in millions)	Note	Amount
Fair value determination of definite-lived intangible assets acquired	(i)	$1,428.7
Removal of Héra’s historical intangible assets		(543.2)

Pro forma adjustment to Definite-lived intangible assets, net		$885.5

(i)

The definite-lived intangible assets identified were trademarks & tradenames, patents and customer relationships. Preliminary fair values for these intangible assets were determined based on estimated future cash flows. Héra’s trademarks & tradenames, certain patents, and customer relationships were valued using the multiperiod excess earnings method (MPEEM), which is a variation on discounted cash-flow analysis that isolates cash flows associated with a single intangible asset, rather than focusing on the whole entity, and discounts them to present value. The patents were valued using the relief from royalty method, which considers both the market approach and the income approach. The assets will be amortized on a straight-line basis over their estimated useful life, ranging from 8-26 years per asset.

e)

Reflects an adjustment to goodwill and indefinite-lived intangible assets of $68.2 million based on a preliminary fair value assessment of the Company’s indefinite-lived intangible assets. The estimated fair value of intangible assets is preliminary and is determined based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determinations for identifiable intangible assets may differ from the preliminary determination, and such differences could be material. The indefinite-lived intangible assets identified represent in-process research and development ( “IPR&D”).

f)	Reflects an adjustment to Long-term debt, less current portion for the amounts paid by the Company for Héra’s convertible bonds and existing third-party indebtedness as a component of purchase price.

Description (in millions)	Amount
Héra purchased convertible bond amount included as a component of purchase price	€212.9
Héra existing third-party indebtedness paid off as a component of purchase price	486.3
Héra accrued interest related to convertible bonds and third party indebtedness	143.5

Total amount of Long-term debt paid in purchase price (Euro)	€(842.7)

Pro forma adjustment to Long-term debt, less current portion (USD)	$(958.3)

g)

Reflects deferred income tax liabilities resulting from preliminary fair value adjustments to the acquired intangible assets. The estimate of deferred tax liabilities was determined based on the book and tax basis differences of the net assets acquired using the prevailing France statutory tax rate, as (i) virtually all the acquired intangible assets are in France and (ii) the impact of using the statutory tax rate for another jurisdiction would not be material to the unaudited pro forma condensed combined financial information. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon the Company’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed by jurisdiction. In addition, the adjustment reflects the income tax benefit related to the deductible transaction costs.

h)	Reflects an adjustment to Total shareholders’ equity based on the following:

Description (in millions)	Preferred Shares	Ordinary Shares	AOCI	Retained Earnings	NCI	Notes
Elimination of Héra historical stockholders’ equity	$(36.5)	$(368.1)	$(0.5)	$229.2	$—	(i)
Recognition of transaction costs	—	—	—	(46.6)	—	(ii)
Insurance for representations and warranties	—	—	—	(9.6)	—
Income tax benefit	—	—	—	6.9

Total	$(36.5)	$(368.1)	$(0.5)	$179.9	$—

(i)	Adjustment for the elimination of Héra historical stockholders’ equity in relation to the Acquisition.

(ii)

Adjustment for transaction costs, including investment banking fees, accounting, tax and audit services, legal services, and consulting services, that are non-recurring and directly related to the Acquisition

7. Adjustments to the unaudited pro forma condensed combined statement of operations

Refer to the items below for reconciliation of the adjustments reflected in the unaudited pro forma condensed combined statement of operations:

a)

Represents an adjustment to Cost of sales of $15.7 million for the year ended December 31, 2021 resulting from the run-off of the estimated step-up in fair value of inventory acquired. It is anticipated that this adjustment will not affect the pro forma condensed combined statement of operations beyond twelve months after the Acquisition.

b)

The acquired intangible assets, which consist of tradenames and trademarks, patents, IPR&D, and customer relationships, will be amortized on a straight-line basis over their expected useful lives. Trademarks & trade names have an estimated useful life of 20-26 years, patents an estimated useful life of 8-21 years, IPR&D an indefinite useful life, and customer relationships an average useful life of 19-23 years. Pro forma amortization expense includes amortization expense for the newly identified intangible assets less the amortization expense on Héra’s historical intangible assets. Perrigo has not completed the detailed valuation work necessary to finalize the required estimated fair values, estimated lives, or pattern of expected economic benefit associated with the acquired intangible assets. Finalization of the acquisition accounting may result in material changes in the fair value of these intangible assets and/or the associated amortization expense. An increase or decrease of 10 percent in fair values would increase or decrease the amortization expense by approximately $15.0 million per annum. Any resulting change in the fair value would have a direct impact to future earnings via depreciation and amortization expense.

Description (in millions)	Notes	Estimated Fair Value (Euros)	Estimated Useful Life (years)	Year Ended December 31, 2021 (Euros)	Year Ended December 31, 2021 (USD)
Amortization expense for definite-lived intangible assets		€1,256.4	8-26	€91.7	$104.2
Less: Historical Héra amortization, adjusted	(i)			(2.6)	(3.1)

Pro forma net adjustment to Administration				€89.0	$101.1

(i) Historical Héra amortization includes the Depreciation & Amortization—Intangible Assets for each of the following cost centers: Cost of sales, Selling, Administration, Research and development, and Other operating expense (income). The removal of historical amounts above have been adjusted for €1.4 million of research and development intangible amortization, as this amount is already adjusted for in the IFRS to U.S. GAAP conversion adjustments detailed in Note 3.

c)

Subsequent to December 31, 2021, the Company incurred estimated additional one-time transaction costs of $46.6 million in connection with the Acquisition that are not currently reflected in the historical financial statements of Perrigo and Héra, which consist of legal and consulting related fees. Additionally, the Company incurred approximately $9.6 million related to insurance fees for representations and warranties. Accordingly, an adjustment for $56.2 million was recorded within Other operating expense (income) in the unaudited pro forma combined statement of income as a one-time expense incurred within twelve months of the Acquisition.

d)	Represents an adjustment to historical Interest expense, net of $66.1 million to reflect the purchase of Héra’s convertible bonds and repayment of existing third-party indebtedness.

e)

Represents the income tax impact of the pro forma adjustments and historical Héra income utilizing the statutory income tax rate of 27.37% for items related directly to the Company and 27.37% for pro forma adjustments related directly to Héra.

f)

The pro forma basic and diluted earnings per share for the year ended December 31, 2021 is based on the basic and diluted weighted average shares of Perrigo. The pro forma and diluted earnings (loss) per share is calculated as follows:

Description (in millions, except per share data)	Year Ended December 31, 2021
Pro forma net income attributable to Perrigo	$(296.1)
Historical weighted-average number of common shares outstanding
Basic	133.6
Diluted	133.6
Pro forma weighted-average number of common shares outstanding
Basic	133.6
Diluted	133.6
Pro forma net income per common share
Basic	(2.22)
Diluted	(2.22)